EXHIBIT 99.1

[Kindred Logo appears here]

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES AMENDMENTS TO CREDIT AGREEMENT TO

INCREASE AVAILABLE CREDIT CAPACITY AND ACQUISITION CAPABILITIES

LOUISVILLE, Ky. (December 22, 2005) – Kindred Healthcare, Inc. (the “Company”) (NYSE: KND) today announced that it has successfully completed certain amendments to its $300 million revolving credit agreement (the “Credit Agreement”). The amendments (1) allow the Company to increase the credit capacity from $300 million to $400 million, (2) increase the amount permitted for acquisitions and certain investments by the Company from $400 million to $500 million and (3) authorize transactions to acquire ten unprofitable leased nursing centers for resale and enter into a sale and leaseback transaction involving two hospitals currently owned by the Company. The Company is currently in the process of seeking lender commitments for the $100 million of additional borrowing capacity and anticipates obtaining these commitments during the first quarter of 2006.

As noted above, the Company has entered into definitive agreements to acquire ten unprofitable leased nursing centers (the “Nursing Centers”) in exchange for two owned hospitals (the “Hospitals”). The Company also will amend its existing master lease associated with the Nursing Centers and certain other leased nursing centers to (1) terminate the current annual rent of approximately $8.8 million on the Nursing Centers, (2) add the Hospitals to the master lease with a current annual rent of approximately $8.8 million and (3) extend the expiration date of the master lease until January 31, 2016.

For the nine months ended September 30, 2005, the Nursing Centers generated pretax losses of approximately $3 million. Subject to certain conditions, the Company expects to account for the operations of the Nursing Centers as discontinued operations in the fourth quarter of 2005. These transactions, which are subject to certain approvals and other customary conditions to closing, are expected to close in the first quarter of 2006.

Following these transactions, the Company intends to dispose of the Nursing Centers as soon as practicable. The Company has targeted June 30, 2006 to complete the divestiture of all of the Nursing Centers. The Company expects to generate between $45 million and $55 million in proceeds from the sales of the Nursing Centers and the related operations.

Paul J. Diaz, President and Chief Executive Officer of the Company, commented, “we are pleased to have completed this bank amendment which allows us continued flexibility to pursue our strategic development and acquisition plans. In addition, we continue to reposition our asset portfolio to eliminate unprofitable operations. We will work expeditiously to complete these transactions and then turn our efforts toward divesting these unprofitable nursing centers.”

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to obtain lender commitments to increase its credit capacity, (b) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas, Inc. (NYSE: VTR), (c) the Company’s ability to meet its rental and debt service obligations; (d) adverse developments with respect to the Company’s results of operations or liquidity; (e) the Company’s ability to attract and retain key executives and other healthcare personnel; (f) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (g) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (h) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, and changes arising from the Medicare prospective payment system for long-term acute care hospitals and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and potential changes in nursing center Medicare reimbursement resulting from revised resource utilization grouping payments; (i) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (j) the Company’s ability to control costs, including labor and employee benefit costs; (k) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (l) the Company’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (m) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (n) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (o) the Company’s ability to successfully dispose of unprofitable facilities; and (p) the Company’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Kindred Healthcare, Inc. through its subsidiaries operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.